Exhibit 99.1

        Zurich, September 19, 2002—Credit Suisse Group announced today that the Board of Directors has elected Walter B. Kielholz its new Chairman, effective January 1, 2003. Lukas Mühlemann has decided to step down as Chairman and Member of the Board of Directors and as Chief Executive Officer at the end of 2002. Mr. Kielholz is currently Chief Executive Officer of Swiss Re and Vice-Chairman of Credit Suisse Group's Board of Directors.

        The Group also announced that Oswald J. Grübel, Chief Executive Officer of Credit Suisse Financial Services, and John J. Mack, Chief Executive Officer of Credit Suisse First Boston, will additionally become Co-Chief Executive Officers of the Group as of the beginning of 2003. At the same time, Hans-Ulrich Doerig, Vice-Chairman of Credit Suisse Group's Executive Board, will assume responsibility for the Group's Corporate Center.

        Lukas Mühlemann said: "The decision to step down as both Chairman and CEO by the end of this year has not been an easy one for me to make. I care deeply about Credit Suisse Group and the people who work here. By taking this step, I hope to better position Credit Suisse Group for future success by removing any questions surrounding my leadership of the company."

        Walter Kielholz said: "The Board of Directors is grateful to Lukas Mühlemann for his decisive role in reshaping Credit Suisse Group, particularly in establishing a strong presence in the areas of asset management and investment banking. I have great respect for his achievements, and I also respect his decision to step down at the end of the year. The Board joins all his many friends at Credit Suisse Group in wishing him the best for the future."

        Mr. Kielholz continued: "Credit Suisse Group has a solid foundation of sound business fundamentals and a strong global platform on which to build for the future. My immediate priority will be to address the challenges created by the difficult market environment facing the entire financial services industry, so that we can move forward to realize the company's full potential." Mr. Kielholz added: "I look forward to working closely with John Mack and Ossi Grübel. The Group is fortunate to have such widely respected industry leaders. Together, we intend to leverage Credit Suisse Group's strength to serve the best interests of all our stakeholders, including employees, clients and shareholders."

        In the course of its regular strategic review, the Board of Directors also has reaffirmed Credit Suisse Group's current strategy and its structure, comprised of the business units Credit Suisse Financial Services, focusing on the banking and insurance business, and Credit Suisse First Boston, the Group's investment banking and institutional asset management arm.